As filed with the Securities and Exchange Commission on June 2, 2025

Registration No. 333-271281

Registration No. 333-263487

Registration No. 333-254223

Registration No. 333-235950

Registration No. 333-229234

Registration No. 333-224014

Registration No. 333-221096

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-271281

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-263487

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-254223

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-235950

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-229234

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-224014

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-221096

Under

The Securities Act of 1933

Techpoint, Inc.

(Exact name of the registrant as specified in its charter)

Delaware	80-0806545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Techpoint, Inc. 2017 Stock Incentive Plan

Techpoint, Inc. 2012 Stock Incentive Plan

(Full titles of plans)

2550 N. First Street, #550 San Jose, CA	Fumihiro Kozato President and Chief Executive Officer 2550 N. First Street, #550 San Jose, CA 95131 USA	95131
(Address of principal executive offices)	(Name and address of agent for service)	(Zip Code)

(408) 324-0588

(Telephone number, including area code, of agent for service)

Copies to:

James J. Masetti, Esq.

Davina K. Kaile, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304

(650) 233-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) is being filed by Techpoint, Inc., a Delaware corporation (the “Registrant”) to deregister all of the Registrant’s Japanese Depositary Shares (“JDS”), each representing one share of common stock, $0.0001 par value per share, of the Registrant (“Common Stock”) and all shares of the Registrant’s Common Stock which are unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed by the Registrant with the Securities and Exchange Commission:

•	Registration Statement No. 333-271281, filed on April 14, 2023, registering 727,949 JDS and 727, 949 shares of Common Stock under the Registrant’s 2017 Stock Incentive Plan;

•	Registration Statement No. 333-263487, filed on March 11, 2022, registering 717,163 JDS and 717,163 shares of Common Stock under the Registrant’s 2017 Stock Incentive Plan;

•	Registration Statement No. 333-254223, filed on March 12, 2021, registering 707,916 JDS and 707, 916 shares of Common Stock under the Registrant’s 2022 New Employee Inducement Plan;

•	Registration Statement No. 333-2235950, filed on January 17, 2020, registering 700,023 JDS and 700,023 shares of Common Stock under the Registrant’s 2017 Stock Incentive Plan;

•	Registration Statement No. 333-229234, filed on January 14, 2019, registering 691,431 JDS and 691, 431 shares of Common Stock under the Registrant’s 2017 Stock Incentive Plan;

•	Registration Statement No. 333-224014, filed on March 29, 2018, registering 681,660 JDS and 681,660 shares of Common Stock under the Registrant’s 2017 Stock Incentive Plan; and

•

Registration Statement No. 333-221096, filed on October 25, 2017, registering 3,953,649 JDS and 3,953,649 shares of Common Stock under the Registrant’s 2017 Stock Incentive Plan and 1,373,834 JDS and 1,373,834 shares of Common Stock under the Registrant’s 2012 Stock Incentive Plan.

On June 2, 2025, pursuant to that certain Agreement and Plan of Merger, dated as of January 15, 2025, by and among the Registrant, ASMedia Technology Inc., a Taiwanese corporation (“Parent”), and Apex Merger Sub Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the Merger and in connection with the deregistration of the Registrant’s securities under Section 12(g) of the Securities Exchange Act of 1934, as amended, the Registrant is terminating all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Pursuant to the undertaking made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered that remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to terminate the effectiveness of such Registration Statements and to deregister, as of the effectiveness of this Post-Effective Amendment, any and all shares of Common Stock registered thereunder that remain unsold as of the effectiveness date. Upon the effectiveness of this Post-Effective Amendment, no shares of Common Stock will remain registered for sale pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Jose, State of California, on June 2, 2025.

TECHPOINT, INC.

By:	/s/ Fumihiro Kozato
Fumihiro Kozato
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fumihiro Kozato Fumihiro Kozato	President and Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2025

/s/ Michelle P. Ho Michelle P. Ho	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2025

/s/ Dr. Feng Kuo Dr. Feng Kuo	Director	June 2, 2025

/s/ Robert Cochran Robert Cochran	Director	June 2, 2025

/s/ Fun-Kai Liu Fun-Kai Liu	Director	June 2, 2025

/s/ Dr. Yaichi Aoshima Dr. Yaichi Aoshima	Director	June 2, 2025